Demand Derivatives

Revolutionary Futures Exchange and Clearing House — to Trade the World's Major Assets in a Creative New Way*


Demand
Derivatives

Invest

$112 minimum investment

DEADLINE: September 30, 2022

in 4 months

SHARE PRICE

$16

TOTAL RAISED

$15,520

VALUATION

$34,859,248

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

The company plans to use its four unique instrument designs, pioneering blockchain technology, instant clearing, and default-free, fully collateralized positions to create a significant competitive challenge to existing exchanges and clearing houses.

DEAL HIGHLIGHTS

- Derivatives' markets transact $15 trillion per day. This amount is 15,000 times bigger than Amazon customers buy each day
- We plan to trade traditional assets in all major asset classes (no crypto)
- Our edge is four new derivative instrument designs — providing users with reduced risk, lower costs, and instant clearing
- Our target market is very large institutional market participants
- Current exchanges charge high fees (we anticipate ours being 50 to 90% less)

*Subject to CFTC and SEC approval

RECOMMENDATIONS



"As a three-time successful entrepreneur and a new venture capitalist, I believe there are only a rare handful of truly great opportunities that many VCs nonetheless allow to pass by, refusing to recognize them for the golden nuggets they are. With almost 20 years as an entrepreneur and one year as a VC, I strongly believe that Demand Derivatives has more than the potential to become one of these, and fast."

- Damien Balsan

General Partner, Conexo VC



"RealBOT and RealClear are simply the smartest things to hit the financial markets since the invention of derivatives. They've been developed and perfected by a few brilliant people over some ten years and I'm thrilled to be an investor now that their operations are soon to go live."

- Eric Salsberg

Vice President of a large publicly traded financial services holding company



"The risk limiting concept has the potential to really benefit the markets. I do think this will transform the retail, derivative risk-taking markets due to their superior design."

- Michael O'Connell

Former CME Group Managing Director and Former Director of Demand Derivatives



"Demand Derivatives is always on the cutting edge of developing new derivative products that can be used for both trading or hedging. By listing them on regulated markets, they will offer transparency and a reduction of transaction costs."

- Jeffrey S. Cain

Head of Treasury & Corporate Finance Americas, a large publicly traded conglomerate

TESTIMONIALS



"As our global financial markets continue to evolve, now is the time for systematic risk management and stable clearing house solutions. Creation of product and services designed for the future will become more important than ever, and Demand Derivatives is at the forefront of these solutions."

- Ed Boyle

Former CEO, BOX Options Exchange



"The highly experienced team at Demand Derivatives is going to transform the business of risk management and ultimately the control of large risks in the economic fabric of society. The CEO, Robert Krause, has been at the forefront of risk concepts and risk mitigation for decades. We were thrilled when, last year, he agreed to serve on Brandywine's advisory board."

- Mike Dever

CEO, Brandywine Asset Management



"Demand Derivatives is building the futures exchange of the future!"

- Francois d'Hautefeuille

Founder and CEO of Hamilton Coin Ltd.



"Demand Derivatives is a groundbreaking futures exchange and clearing house project the need for which is greater than ever before. The market needs products that reduce not only risk but also costs. Demand Derivatives' instruments solve this in a way that current futures contracts do not."

- Hirander Misra

Chairman & CEO of GMEX Group

PROBLEM

Exchange-traded derivatives are on a collision course with destiny. The financial system must still obey the immutable law of risk vs. reward. On a macro scale, there have been many instances where the global financial system has been stressed to the point of collapse. On a micro scale, costs are very high and few options exist for participants to control risk. Also, current exchanges cannot guarantee winning positions will be paid.

Because of the near monopolies in this industry, exchanges and clearing houses seem to be concerned only with extracting higher and higher fees from the trading community.

The risk to investors can be great in the current system. Here is an article explaining how a trader with $77k in his account lost $9 million in one day trading futures. This is a huge problem in our industry.

On our exchange, the most this trader could lose is $77k (if he were "all in"). Such definitive risk control could save the trader and ultimately save the financial system from a derivatives-induced contagion.



SOLUTION

Demand Derivatives plans to provide much-needed competition in this industry. It expects to break through those near monopolies by offering better products (optimized instrument designs) at lower costs (fee savings of 50% to 90%) with reduced risk (maximum loss levels) and greater precision (exact close-to-close exposure possible).

We plan to accomplish this by launching a U.S.-regulated futures exchange and clearing house, for which we need to obtain approval from the Securities and Exchange Commission and the Commodity Futures Trading Commission. The key to its success will be four innovative instrument designs, fully collateralized positions, and blockchain clearing on six key underlying assets.

FOUR INSTRUMENT DESIGNS

- RealVol® (realized volatility)
- RealDay™ (delayed strike daily options)
- RealGlobe™ (39 major country equity indices)
- RealLimit™ (limited risk futures)

reducing risk:

The risk is limited because of the instrument design attributable primarily to the RealLimit concept. This means that all positions on the exchange have limited risk, or in industry parlance are said to be "fully collateralized." Traders will not be forced to deposit additional money into their account (as is possible with adverse moves in current futures contracts). The financial system (i.e., brokers, and clearing firms) will no longer have risk to rogue traders, improper risk controls, or just extremely volatile markets.

risk levels:

Because traders have different risk tolerances, the exchange plans to offer two risk levels, with more possible.

cost savings:

Because fully collateralized positions are dramatically easier to clear, internal costs can be substantially reduced as follows:

- Eliminating the guarantee fund (no need for credit backstop)
- Eliminating the risk modeling group (no need to assess margin levels)
- Eliminating physical clearing (a cash settlement process is vastly simpler)
- Eliminating FCMs and clearing members (no need for third-party guarantors)
- Outsourcing compliance and surveillance (reduces conflicts of interest)
- Using a private, or "internal," blockchain (produces additional efficiencies)

Because internal costs are drastically reduced, we believe we can cut fees by 50% to 90% to traders to gain market share quickly.

Greater precision:

One phenomenon in markets is an attempt by market participants to execute at the close. Only one trader can be the last one of the day, so it is nearly impossible to "get the closing price" each day unless one is very lucky. Our process essentially guarantees execution on the close if desired.

Building Volume:

One of the biggest challenges to starting a new marketplace is building volume to critical mass — the classic "chicken or egg" problem. Our team recently had a major breakthrough — a new process called "Perfect Execution at Settlement" (PEAS). This process is expected to attract volume without liquidity, making it easier to achieve critical mass. In addition, our new market microstructure process encourages volume at the best bid and offer prices.

Blockchain clearing:

Demand Derivatives plans to clear using a private blockchain (i.e., non-distributed ledger). In other words, we are using blockchain format in a simple ledger. This allows us to benefit from the technology (immutable record of trades and to eliminate the need for cash transactions) and not the drawbacks (hackable and slow speeds). In addition, if in the future, there is a need or desire to distribute the ledger, we won't have to revamp the clearing process, just simply distribute the ledger — potentially saving conversion costs down the line.

Note: to clarify, Demand Derivatives has no plans to compete in the cryptocurrency space. There are currently hundreds of crypto exchanges. Our business model is to compete using cutting edge technology, novel instrument designs, and a streamlined clearing house to add to global volumes or usurp volumes from existing exchanges in the world's key global assets.








BUSINESS MODEL

- Exchange fees
- Clearing fees
- License fees
- Data fees

Note that exchanges have the highest profit margins of any business we know. The next graphic shows the operating profit margin compared with data vendors and investment banks.



Proft margin of market data business at exchanges
Profit margin of overall exchange business
Operating Profit Margin
100%
75%
50%
25%
0%
-25%
Exchanges
Market Data Vendors
Investment Banks
HKEX
LSE
ASX
Cboe
CME
Deutsche Börse
Euronext
ICE
JPX
Nasdaq
SGX
TMX
Bloomberg
FactSet
IHS Markit
Moody's
Morningstar
MSCI
Refinitiv
S&P Global
SIX - Fin Info
Barclays - CIB
BNP Paribas - CIB
Credit Suisse - GM
Deutsche Bank - CIB
Goldman Sachs
JP Morgan - CIB
Morgan Stanley
Nomura
UBS - IB
Source: Company reports, Opimas analysis

MARKET



Potential
1x
8x
300x
$14b Cboe
Market Cap
2,500x
$82b CME
Market Cap
Demand Derivatives: starting regulatory process, $32m valuation, 6 major assets plus 39 country indices
ABAXX Exchange: Nearing regulatory approval, $245m valuation (end of 2021), pre-revenue startup, 2 proposed assets
Cboe Exchange (end of 2021): 2/3 trading revenue from top 2 assets
CME Group Exchanges (end of 2021): 1/3 trading revenue from top 6 assets

Statistic relevant to Demand Derivatives:

$15 trillion trades each day globally. The CME commands a near monopoly in the U.S. with 91% of U.S. futures trading.

Statistic relevant to RealDay options:

131 million options trade each day on global exchanges.

Statistic relevant to RealGlobe products:

165 million equity index futures and options trade each day worldwide.

Statistic relevant to RealLimit futures:

115 million futures contracts trade each day at all exchanges.

(Source: FIA.org)

Statistic relevant to RealClear:

The OCC has a true monopoly clearing 100% of U.S. securities-options volume. (Source: OCC)

Statistic relevant to RealVol products:

½ million VIX® futures and options trade each day. (Source: Cboe)

COMPETITIVE LANDSCAPE

- The Chicago Mercantile Exchange (CME) is the largest futures exchange and has a near monopoly in the U.S. with 91% of futures volume.
- The Intercontinental Exchange (ICE) has about 8% market share in futures.
- Several other exchanges share the remaining 1%.
- Because of our better product design, limited risk, lower costs, and instant clearing, we expect to be a formidable competitor to the largest exchanges within five years of launch.
- The below graphic shows the consolidation in the industry over time.

Note: We are competing on ASSETS (i.e., gold, crude, corn, etc.). However, we are not competing on INSTRUMENTS (volatility, daily options, international indices, and limited risk futures). Our proprietary, patent pending instrument designs are not available on CME or ICE. Therefore, if one looks at assets, we realistically have one or maybe two competitors. If one looks at *<u>instruments</u>*, *we have no competitors.*



Brussels Stock Exchange
UFFE
Paris Bourse
Euronext
Amsterdam Exchanges
Bolsa de Valores de Lisboa
Archipelago ¹
New York Stock Exchange
NYSE Euronext
American Stock Exchange
London Metal Exchange
Hong Kong Exchanges
Euronext
International Petroleum Exchange
New York Board of Trade
Creditex ¹
Intercontinental Exchange
Intercontinental Exchange
Winnipeg Commodity Exchange
Climate Exchange
Singapore Mercantile Exchange
Chicago Mercantile Exchange
Chicago Mercantile Exchange
Chicago Board of Trade
New York Mercantile Exchange
Tokyo Stock Exchange
Japan Exchange Group
Osaka Securities Exchange
Copenhagen Stock Exchange
OM
OMX
Helsinki Stock Exchange
Iceland Stock Exchange
Tallinn & Riga Stock Exchanges
Vilnius Stock Exchange
Armenian Stock Exchange
Boston Stock Exchange
Chi-X Europe ¹
Hotspot ¹
BATS
BATS Global Markets
Inet ¹
Island ECN ¹
Direct Edge
Nasdaq
Nasdaq OMX
Philadelphia Stock Exchange
Turquoise ¹
eSpeed ¹
London Stock Exchange
London Stock Exchange
Borsa Italiana
360T ¹
Deutsche Börse
Deutsche Börse
International Securities Exchange
¹ Not exchanges, but alternative trading systems
2000
2003
2006
2009
2012
2015

SUCCESS TO DATE

- Licensed RealVol to a U.S. securities options exchange
- Licensed RealDay to a U.S. securities options exchange
- Our first clearing house customer — a U.S. options exchange — signed letter of intent to clear options in our clearing house
- Distributing RealVol indices on Nasdaq and Bloomberg
- Partnered with GMEX Technologies (to provide exchange and clearing house systems)
- Created/designed RealGlobe products
- Created/designed RealLimit instruments
- Merged two companies (VolX and RealDay), bringing along two instrument designs (RealVol and RealDay), which, combined with RealGlobe and RealLimit, make a total of four instruments under the Demand Derivatives' umbrella
- Memorandum of Understanding signed with a large-scale stablecoin provider
- Attracted several very senior, highly experienced directors, advisers, and officers
- Gathered invaluable market intelligence by visiting hundreds of institutions, such as investment banks, hedge funds, market makers, options and volatility trading firms, and asset managers.
- Retained one of top three counselors for regulator applications

PRESS

- GMEX and Demand Derivatives
- GMEX and Demand Derivatives
- RealVol on John Lothian News
- RealVol on Bloomberg
- Partnering with GMEX
- RealDay on BOX
- RealVol on BOX

TEAM

There are seven senior team members each with dozens of years of market experience. Experiences include the Federal Reserve Bank of Chicago, Morgan Stanley, BATS, MIAX, CME, IIT Professor, HKSE, CFTC, NASD, and in-house counsel at several financial conglomerates.



Robert Krause

CEO

Robert Krause is the CEO of Demand Derivatives Corp., a vertically integrated U.S.-regulated futures exchange and clearing house with four innovative, proprietary instrument designs and blockchain clearing on the most liquid, traditional underlying assets. Prior to the merging of the individual product companies (VolX and RealDay) under the DDC corporate umbrella, he managed the companies separately.

Mr. Robert Krause was Chairman and Chief Executive Officer of both The VolX Group Corporation (realized volatility indices and derivative instruments) and RealDay Options Corporation (delayed-strike daily options). Robert was also the Founder and Manager of HFDDX Corporation, a pioneering firm promoting cost sharing of comprehensive hedge fund due diligence services. Previously, Robert was Senior Vice President at Zurich Capital Markets. Within the Risk Management Division, he headed the group performing credit assessment for a portfolio of over 700 hedge funds with exposure close to $14 billion. He was also a senior member on the investment committee for Javelin, an actively managed fund of funds with assets over $1 billion. Previously, he was Executive Vice President, Alternative Investments at Mitsui Commodities where he oversaw the managed-futures, hedge fund, and private equity product lines. Before that, Robert was Vice President, Institutional Equity Derivatives at Morgan Stanley. There, he led the institutional training and education effort, and was the Editor-in-Chief of the quantitative research monthly magazine. Mr. Krause was a registered Commodity Trading Advisor, who brought volatility trading to the managed-futures industry. He was also with the Chicago Mercantile Exchange (CME) as the Manager, Option Products Marketing, and Director, GLOBEX Marketing. Mr. Krause graduated with a B.S. degree in Economics with an emphasis in math, macroeconomics, and derivative markets from the University of Illinois at Chicago. Mr. Krause wrote The Volatility Handbook and CME Futures and Options Strategy Guide. He patented listed realized volatility instruments and has patents pending in realized volatility indices, forward-starting daily options, limited risk futures, and other financial patents pending.



Donald Schlesinger

President

Donald Schlesinger is the President of Demand Derivatives Corp. Prior to the merging of the individual product companies under the DDC corporate umbrella, he was instrumental in directing the companies separately.

Donald Schlesinger was the Vice Chairman and Chief Strategy Officer of The VolX Group Corporation and RealDay Options Corporation— after a period of semi-retirement. Before this he was an Executive Director in Morgan Stanley Dean Witter's Worldwide Equity Derivatives department. As the Director of Derivatives Education and Training, some of Don's responsibilities included the creation, supervision, and delivery of in-house programs, as well as educational seminars for clients. In 1993, Don helped establish and perfect risk-management techniques and systems for global equity derivatives traders at the firm. Schlesinger was a member of the Institutional Equity Division's derivatives risk-management committee and served as a liaison between that unit and the firm's head of global risk management.

Prior to assuming these roles, he was a Proprietary Trader and Options Strategist at Morgan Stanley, from 1984 to 1994, where he managed the firm's domestic over-the-counter options book and priced structured products for clients. Schlesinger has lectured extensively on options theory and hedging techniques, having participated in many industry-sponsored events, and has written numerous published papers and articles on options strategies. Among them are: "Options Alphabet Soup," "Looking Askew at Volatility," "Hedging First- and Second-Order Sensitivities of Options" ("Learning Curve" article in Derivatives Week), "Volatility Cones Come in Many Flavors" (co-authored with Robert Krause, for Futures Magazine), "Hedging Imperfect Baskets" (co-authored with Robert Krause, for Derivatives Strategy magazine), and "Volatility Trading: RealVol futures Jump into the Mix" (co-authored with Robert Krause, for Swiss Derivatives Review). In 1996, Don was part of the third-place "All-America Research Team," named by Institutional Investor, which commented: "The group's 'top notch' educational seminars, under the direction of Donald Schlesinger, demystify derivatives, according to a participant." In 1991–92, Schlesinger was the featured speaker in over 100 presentations of Morgan Stanley's PERCS product to institutional clients in the U.S. and Europe.

Since leaving the firm, Don has continued to lecture at Morgan Stanley, and has also done training and presentations for Goldman Sachs, Lehman Brothers, Deutsche Bank, Credit Suisse First Boston, the Options Industry Council, and Electronic Trading Group.

As a former teacher in the New York City school system, Schlesinger taught high school-level mathematics and French for 16 years. He holds Master of Philosophy and M.A. degrees in French from the City University of New York, and a B.S. in mathematics, cum laude, from The City College of New York.



Wendy Robinson

General Counsel

Wendy E. Robinson is General Counsel of Demand Derivatives Corp. She has been Of Counsel to O'Neill & Partners LLC for the past two years, specializing in assisting existing and start-up businesses with tokenized offerings. She has worked for over 30 years in the financial services industry, serving as General Counsel for The VolX Group Corporation, RealDay Options Corporation, and Event Capital Markets. Prior to these positions, Ms. Robinson was Senior Counsel in PaineWebber's Legal Department, specializing in derivative transactions, stock lending, and corporate governance. Ms. Robinson also worked in the Legal Departments of Smith Barney, Merrill Lynch Futures, and E.F. Hutton, as well as in the Options and Commodities Departments of E.F. Hutton. She served as arbitration counsel with the National Association of Securities Dealers (NASD) and as staff counsel in the Trading and Markets Division of the Commodity Futures Trading Commission (CFTC).

Ms. Robinson graduated summa cum laude from the University of Bridgeport and received her J.D. from Rutgers University School of Law — Newark. Ms. Robinson is admitted to the bar in New York, New Jersey, and California, and admitted to practice in the U.S. District Courts for the District of New Jersey and the Northern District of California, as well as the U.S. Court of Appeals for the Ninth Circuit. She has served as a member of the National Futures Association (NFA) Business Conduct Committee and as chairperson of hearing panels of the NFA Hearing Committee.



Jeromee Johnson

Director

Jeromee Johnson serves as a Board Director for Demand Derivatives Corp. He is an experienced start-up executive and an investor, entrepreneur, and technologist with a passion for global markets and market structure. He is a widely recognized industry executive, an electronic trading and capital markets systems expert, and has been acknowledged globally for sharing insight in the areas of trading technology, financial markets regulation, and the connection between them.

Jeromee was Executive Vice President and a member of the executive team at Miami International Holdings, where he was responsible for their global markets initiatives. Prior to that, he was responsible for the options business at BATS Global Markets. At BATS, he led their entry into derivatives and was responsible for the creation, management, and strategy of BATS Options. During his seven years on the management team at BATS, the company scaled from a single U.S. equity exchange to operate almost a dozen of the largest cross-asset exchanges, globally.

Mr. Johnson was President of 3D Markets – the first options "dark pool" – a crossing network for equity options, designed to help bring large institutional OTC trades back to the listed, regulated environment. At 3D, he was responsible for strategy, product development, technology, sales, and brokerage operations. Prior to 3D, at the TABB Group, Jeromee advised capital market participants, and their providers, on technology and strategy issues. He is the author of a number of seminal industry titles including: Locating the Invisible: Aggregating Dark Book Liquidity, Groping in the Dark: Navigating Crossing Networks and Other Dark Pools of Liquidity, and Trading at Light Speed: Analyzing Low Latency Market Data Infrastructure.



Richard Heckinger
Director

Richard Heckinger is a Board Director of Demand Derivatives Corp. He was formerly Vice President and Senior Policy Advisor, Financial Markets Group, at the Federal Reserve Bank of Chicago. He started his career in financial markets at the Chicago Board Options Exchange in 1973. His career has included executive positions and project management of financial market operations, products and risks. He has a wide range of international experience including Vice President, Operations and Director of the Montreal (Stock) Exchange and its options clearing corporation, respectively. After serving as Clearing House Manager, he was Vice President, Financial Marketing at the Chicago Mercantile Exchange (CME) which included a four-year posting as Executive Director of CME's London Representative Office. Following the market crisis in 1987 he was recruited to be the Chief Operating Officer of the Stock Exchange of Hong Kong (SEHK), In that position he was responsible for the development of a screen-based trading system for equities, fixed income and unit trusts (mutual funds). Equity options trading was introduced soon after. He served as a Council (board) Member of SEHK as well as a Member of the Board of Directors of its subsidiary, the Hong Kong Securities Clearing Corporation (HKSCC). He subsequently became Chief Executive of HKSCC, also continuing as a Board Member. He oversaw the project to migrate securities settlement and custody from paper and check-based manual processes to a centralized clearing and depository book-entry structure that exceeded international standards. After six years in Hong Kong he joined State Street Corp. in Boston as Senior Vice President, Global Operations where he was responsible for corporate-wide management for the conversion of all operations, funds, trusts, custody, payments systems and corporate affairs to the Euro. Following that successful conversion project, that comprised 17 business units and world-wide (90 countries) customer relationships, he was responsible for collective investments on State Street's Global Link platform in its treasury area. Returning to Chicago he was Head of the U.S. Representative Office for Deutsche Boerse AG and several of its subsidiaries including Eurex. Following that he joined the Federal Reserve Bank of Chicago where he worked on market risks, infrastructure and regulations related to the financial crisis and its aftermath. He retired from the Fed in 2015.

Throughout his career he has served on international committees, including a Federal Reserve Bank of New York working group, the OTC Derivatives Regulators' Forum, SWIFT, and the International Securities Services Association (ISSA). He has spoken at numerous conferences on financial market topics as well as authored papers on financial market topics. Presently, he is a Contributing Editor to the Central Banking Journal, Associate Editor of the Journal of Financial Market Infrastructure and a Member of the Editorial Advisory Board of the Global Commodities Applied Research Digest.

He has a Master of Philosophy degree in Economics from the London School of Economics, a B.A. degree in Mathematics from the Illinois State University and completed the Advanced Management Course at the University of Chicago.



Andrew Kumiega
Senior Adviser

Dr. Andrew Kumiega has applied his Ph.D. in Industrial Engineering to research positions in both the manufacturing and the financial industry over the last 30 years. He has held multiple director and partner-level positions in financial services firms. At most of these firms, Dr. Kumiega was responsible for IT Governance/Risk including model governance and overall IT systems reliability management.

Dr. Kumiega pioneered the application of software quality engineering and risk management to reduce risk and increase system availability for financial platforms. He applied this unique approach to investment management, market making, fund administration, and compliance. His relentless approach of continuous improvement resulted in moving many systems from 99.9% availability to 99.999% availability.

Dr. Kumiega is a facility member at the Illinois Institute of Technology. His industry research interests include: implied volatility models for equity derivatives, pricing models for convertible bonds, multi-factor stock selection models, quality, machine learning IT risk management , and project management for the financial service industry.

Dr. Kumiega is the co-author of Quality Money Management along with multiple journal articles. Dr. Kumiega holds a B.Sc. in Engineering Management from the University of Illinois, Chicago, an M.Sc in Industrial Engineering from the University of Illinois, Chicago, a Ph.D. in Industrial Engineering from the University of Illinois, Chicago, and an M.Sc. in Finance from Illinois Institute of Technology. Dr. Kumiega is currently a CQE, CSQE, CSQ member in the ASQ organization and a CISA, CRISC, CGEIT, and CISM certified member of ISACA.ORG.

Norm Wattenberger

Head of IT

Norman Wattenberger is the information technology head at Demand Derivatives Corp. He has worked for over 40 years in the IT field in the areas of operating systems, communications, security, databases, simulation, performance, financial applications, planning, and decision analysis. Prior to Demand Derivatives, he was co-founder and IT head at Decision Drivers, Inc, a technology decision-analysis corporation. He was responsible for development of expert systems and software used by buyers to analyze large IT acquisitions and by sellers to determine their positions in the marketplace. Clients included IBM, Dell, Sun, Cisco, Intel, and Hewlett-Packard. The company was acquired by Gartner Research where Wattenberger continued to direct the subsidiary's software efforts.
Norm was a vice president at Citibank, leading the Strategy and Architecture Area for the international consumer businesses. This was a centralized technology group covering 75 businesses in 45 countries. Areas included back-office systems, transactions systems, and communications. The area also created the overall technology architecture for U.S. consumer businesses. The division's facilities management and computer center also reported to Norm.
Earlier, Norm was Associate Director, Center for Computing and Information Services, at Rutgers University, initially in charge of systems and later in charge of planning. This included acquisition and use of mainframe, minicomputers, microcomputers and communications for education and research.
Norm has also acted as an independent contractor in areas of performance, operating system modification, and applications development. Applications designed, developed, and implemented include credit union management and payroll systems.

USE OF PROCEEDS

If the offering's maximum amount of $411,744 is raised:

Use	Value	% of Proceeds
Compensation for managers	$80,000	19.4%
Attorneys for IP Protection	$40,000	9.7%
Attorney for Regulatory Applications	$160,000	38.9%
Accounts Payable	$111,569	27.1%
Intermediary fees	$20,175	4.9%

TERMS

This is an offering of Preferred Stock, under registration exemption 4(a)(6), in Demand Derivatives Corp.. This offering must raise at least $10,000 by September 30, 2022 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Demand Derivatives may issue additional securities to raise up to $411,744, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,204,437 shares
× $16 per share

$35,270,992 implied valuation

PITCH DECK

Demand Derivatives Pitch Deck

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

> Form C on March 31, 2022

> Form C/A on April 12, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Apr 12, 2022 • Filed Form C/A

Mar 31, 2022 • Primary offering of 25,734 shares at $16

Mar 31, 2022 • Filed Form C

Jun 22, 2021 • Primary offering finalized, selling 8,179 shares

Feb 5, 2021 • Comparison: The ABAXX exchange in Singapore is...

Jan 25, 2021 • The answers to this survey will help guide our...

Jan 25, 2021 • Each week, view our RealVol index rankings. You...

Jan 25, 2021 • Compelling research on the theoretical...

May 5, 2020 • Primary offering of 471,333 shares at $15

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Looking to raise capital?
We can help turn your friends, family and customers into investors.

Learn more

Interested in more investment opportunities?
Browse all offerings currently available.

See more